Ex 10-27-2

TEGNA INC.
2015 CHANGE IN CONTROL SEVERANCE PLAN
(As Amended Through May 30, 2017)

Amendment No. 1

TEGNA Inc. hereby amends the TEGNA Inc. 2015 Change in Control Severance Plan, as amended through May 30, 2017 (the “Plan”), effective as of the date of this amendment, as follows:

1.The end of Section 7(b)(ii) is amended by replacing the apostrophe with a period and adding the following to the end of such provision:
In the event the Participant has not been employed for the full three fiscal years immediately prior to the fiscal year in which the Change in Control occurs or the fiscal year in which the Participant’s Date of Termination occurs (as the case may be), the Participant’s average annual bonus shall be calculated based on the average of the annual bonuses earned for the fiscal years immediately prior to the fiscal year in which the Change in Control occurs or the fiscal year in which the Participant’s Date of Termination occurs (as the case may be) during which the Participant was employed. If the Participant was employed for just a portion of a fiscal year and consequently did not receive an annual bonus for the fiscal year, that fiscal year shall be ignored for purposes of the bonus calculation. If the Participant was employed for just a portion of a fiscal year and received a prorated annual bonus for the fiscal year, that fiscal year shall not be ignored but the prorated annual bonus shall be adjusted to reflect a full year’s bonus;
IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of December 7, 2018.

TEGNA Inc.

By:	/s/ Akin S. Harrison
Name:	Akin S. Harrison
Title:	Senior Vice President